                                                Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-106272
PROSPECTUS SUPPLEMENT
(To Prospectus dated June 30, 2003)
                             19,750,000 SYNDECS(SM)
                    (Debt Exchangeable For Common Stock(SM))
                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.
               Variable Rate Exchangeable Notes Due April 6, 2009
  (Subject to exchange into American Depositary Shares of The News Corporation
                                    Limited)
                               ------------------

    Holders of the Variable Rate Exchangeable Notes Due April 6, 2009 (which we call SynDECS) will receive on each February 1, May 1, August 1 and November 1 beginning on May 1, 2004 and on each settlement date, interest accrued at a floating rate equal to three-month LIBOR plus 0.05%, subject to adjustment if the dividend rate on the ordinary shares underlying The News Corporation Limited American Depositary Shares (which we call the ADSs) is higher or lower than the expected dividend rate (which will initially be A$0.015 per underlying ordinary share per six-month period), as adjusted from time to time, all as further described under "Description of the SynDECS -- Interest Payments" and "-- Adjustments for Changes in Dividend Rate" in this prospectus supplement.

    On November 21, 2008, January 29, 2009 and April 6, 2009, each of which we call a settlement date, we will exchange one-third of the principal amount of each SynDECS for ADSs (or their cash equivalent) and, in certain cases, additional cash. The number of ADSs and/or amount of cash you will receive on the three settlement dates referred to above will depend on the price of ADSs on each of the 10 trading days beginning on November 5, 2008, January 12, 2009 and March 19, 2009, respectively. On each of the trading days in those 10 trading day periods, a formula will be applied to that day's closing price for the ADSs, and the results of the 10 days' calculations will be added to determine the total number of ADSs (or their cash equivalent) and amount of additional cash (if any) that you will receive on the applicable settlement date. Under that formula:

    - for each of those 10 trading days on which the closing price for ADSs is more than the threshold appreciation price (which will be $57.716 per ADS unless adjusted as described herein), for each SynDECS you own, you will receive a fraction of one ADS equal to the result of multiplying 1/30th of one ADS by the sum of (i) the result of dividing the reference price (which will be $37.600 unless adjusted as described herein) by the closing price, plus (ii) the result of dividing (x) the difference between the closing price and the threshold appreciation price by (y) the closing price;

    - for each of those 10 trading days on which the closing price for ADSs is more than the reference price but less than or equal to the threshold appreciation price, for each SynDECS you own, you will receive a fraction of one ADS equal to the result of multiplying 1/30th of one ADS by the result of dividing the reference price by the closing price;

    - for each of those 10 trading days on which the closing price for ADSs is more than the floor price (which will be $31.960 per ADS unless adjusted as described herein) but less than or equal to the reference price, for each SynDECS you own, you will receive 1/30th of one ADS plus an amount in cash equal to the result of multiplying 1/30 by the difference between the reference price and the closing price; and

    - for each of those 10 trading days on which the closing price for ADSs is less than or equal to the floor price, for each SynDECS you own, you will receive 1/30th of one ADS plus an amount in cash equal to $0.188.

    As a result, on each settlement date for each SynDECS you own, you will receive a total of between approximately 0.2172 ADSs and one-third of one ADS (or their cash equivalent) and may receive up to an additional $1.88 of cash. We will have the option to pay you the cash equivalent of the ADSs that we would otherwise be required to deliver to you in respect of some or all of the trading days in each of the above 10 trading day periods.

    The SynDECS are subject to mandatory redemption in whole or in part upon the occurrence of certain events involving The News Corporation Limited. See "Description of the SynDECS -- Mandatory Redemption Events and Partial Mandatory Redemption Events."

    The ADSs are listed on the New York Stock Exchange under the symbol "NWS." The last reported sale price on the New York Stock Exchange on January 21, 2004 was $38.00 per ADS. The SynDECS will not be listed on any exchange or automated quotation system.
                               ------------------

    INVESTING IN THE SYNDECS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-5.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The SynDECS are not deposits or savings accounts but are unsecured debt obligations of Citigroup Global Markets Holdings Inc. and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

                                                              PER SYNDECS              TOTAL
                                                              -----------         ---------------
Public Offering Price                                         $37.83575           $747,256,062.50
Underwriting Discount                                         $1.13507            $ 22,417,632.50
Proceeds to Citigroup Global Markets Holdings Inc. (before
  expenses)                                                   $36.70068           $724,838,430.00

                               ------------------

    We have granted an option to the underwriter to purchase up to an additional 2,962,500 SynDECS to cover over-allotments. The underwriter expects to deliver the SynDECS to purchasers on January 28, 2004.

                                [CITIGROUP LOGO]

January 21, 2004

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary contains basic information about us, The News Corporation Limited and the SynDECS. It does not contain all the information that is important to you. Unless we state otherwise, we assume in this prospectus supplement that the underwriter will not exercise its over-allotment option.

                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.

     We are a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through our subsidiaries. On April 7, 2003, we filed a Restated Certificate of Incorporation in the State of New York changing our name from Salomon Smith Barney Holdings Inc. to Citigroup Global Markets Holdings Inc. We are a subsidiary of Citigroup Inc., a diversified financial services holding company.

                          THE NEWS CORPORATION LIMITED

     According to publicly available documents, The News Corporation Limited, which we refer to as News Corporation, is a diversified international media and entertainment company with operations in various segments, including filmed entertainment, television, cable network programming, direct broadcast satellite television, magazines and inserts, newspapers and book publishing. Its activities are conducted principally in the United States, the United Kingdom, Italy, Asia, Australia and the Pacific Basin.

     News Corporation owns Fox Entertainment Group, Inc., which engages in feature film and television production and distribution principally through the following businesses:

     - Fox Filmed Entertainment, a producer and distributor of feature films; Twentieth Century Fox Television, a producer of network television programming; Twentieth Television, a producer and distributor of television programming; and Fox Television Studios, a producer of broadcast and cable programming;

     - Fox Television Stations, which owns television stations affiliated with the FOX television network and the United Paramount Network; and

     - cable television networks such as the Fox News Channel, Fox Sports Networks and FX Networks.

     News Corporation also has operations in other business segments through its other subsidiaries and investments, including television programming in Asia and the Middle East, direct broadcast satellite television in Europe, newspaper publication in the United Kingdom, Australia and the United States, as well as book publication through Harper Collins Publishers.

     News Corporation is currently subject to the informational requirements of the Securities Exchange Act. Accordingly, News Corporation files reports (including its annual report on Form 20-F for the fiscal year ended June 30, 2003) and other information with the SEC. News Corporation's registration statements, reports and other information may be inspected and copied at offices of the SEC at the locations listed in the section "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus.

     The SynDECS represent obligations of Citigroup Global Markets Holdings only. News Corporation is not involved in any way in this offering and has no obligation relating to the SynDECS or to holders of the SynDECS.

                                  THE OFFERING

Securities Offered............   19,750,000 Variable Rate Exchangeable Notes Due
                                 April 6, 2009, which we refer to as SynDECS, with an aggregate principal amount of $742,600,000. Each SynDECS will be issued with a principal amount of $37.60.

Public Offering Price.........   $37.83575 per SynDECS.

ADSs..........................   American Depositary Shares of News Corporation,
                                 each currently corresponding to four ordinary shares.

Interest Rate.................   Holders of the SynDECS will receive on each
                                 February 1, May 1, August 1 and November 1 beginning on May 1, 2004 and (with respect to the portion of the principal amount to be exchanged) on the applicable settlement date, interest accrued at a floating rate equal to LIBOR for the relevant period plus 0.05%. The interest payment due on any interest payment date is subject to increase or decrease under the circumstances described under "Adjustments for Changes in Dividend Rate" below.

Settlement Dates..............   On each of November 21, 2008, January 29, 2009
                                 and April 6, 2009, we will exchange one-third of the principal amount of your SynDECS as described below. Each settlement date may be extended under certain circumstances.

Ranking.......................   Each SynDECS is an unsecured obligation of ours
                                 and will rank equally with all of our other unsecured and unsubordinated debt.

Reference Price...............   $37.600 per ADS, subject to adjustment as
                                 described under "Certain Adjustment Events" and "Mandatory Redemption upon Occurrence of
                                 Mandatory Redemption Events or Partial
                                 Redemption Events" below.

Threshold Appreciation
Price.........................   $57.716 per ADS, subject to adjustment as
                                 described under "Certain Adjustment Events,"
                                 "Adjustments for Changes in Dividend Rate" and
                                 "Mandatory Redemption upon Occurrence of
                                 Mandatory Redemption Events or Partial
                                 Redemption Events" below.

Floor Price...................   $31.960 per ADS, subject to adjustment as
                                 described under "Certain Adjustment Events" and "Mandatory Redemption upon Occurrence of
                                 Mandatory Redemption Events or Partial
                                 Redemption Events" below.

Exchange......................   On each settlement date, we will exchange
                                 one-third of the principal amount of each SynDECS for ADSs (or their cash equivalent as described below) and, in certain cases, additional cash. The number of ADSs and/or amount of cash you will receive on the three settlement dates will depend on the price of ADSs on each of the 10 trading days beginning on November 5, 2008, January 12, 2009 and March
                                 19, 2009, respectively. On each of the trading days in those 10 trading day periods, a formula will be applied to that day's closing price for the ADSs, and the results of the 10 days' calculations will be added to determine the total number of ADSs (or their cash equivalent) and amount of additional cash (if any) that you will receive on the applicable settlement date.
                                 Under that formula:

                                 - for each of those 10 trading days on which
                                   the closing price for ADSs is more than the threshold appreciation price, for each SynDECS you own, you will receive a fraction of one ADS equal to the result of multiplying 1/30th of one ADS by the sum of (i) the result of dividing the reference price by the closing price, plus (ii) the result of dividing (x) the difference between the closing price and the threshold appreciation price by (y) the closing price;

                                 - for each of those 10 trading days on which
                                   the closing price for ADSs is more than the reference price but less than or equal to the threshold appreciation price, for each SynDECS you own, you will receive a fraction of one ADS equal to the result of multiplying 1/30th of one ADS by the result of dividing the reference price by the closing price;

                                 - for each of those 10 trading days on which
                                   the closing price for ADSs is more than the floor price but less than or equal to the reference price, for each SynDECS you own, you will receive 1/30th of one ADS plus an amount in cash equal to the result of multiplying 1/30 by the difference between the reference price and the closing price; and

                                 - for each of those 10 trading days on which
                                   the closing price for ADSs is less than or equal to the floor price, for each SynDECS you own, you will receive 1/30th of one ADS plus an amount in cash equal to $0.188.

                                 As a result, on each settlement date, for each SynDECS you own, you will receive a total of between approximately 0.2172 ADSs and one-third of one ADS, and may receive up to an additional $1.88 of cash.

                                 Interest on the principal amount exchanged will cease to accrue on the settlement date (without giving effect to any extensions).

Option to Deliver Cash Instead
of ADSs.......................   We will have the option to pay you cash instead
                                 of delivering ADSs that we would otherwise be required to deliver to you in respect of some or all of the trading days described above.

Certain Adjustment Events.....   The number of ADSs (or the amount of cash) you
                                 receive on each settlement date will be
                                 adjusted, or you will receive cash or
                                 securities instead of or in addition to the ADSs, if News Corporation splits its stock, pays a stock dividend, issues warrants or distributes certain types of assets or if certain other events occur that are described in detail later in this prospectus supplement.

Adjustments for Changes in
Dividend Rate.................   If News Corporation pays a dividend on the
                                 underlying ordinary shares that is of a greater or lesser amount or frequency than the expected dividend payment (as then adjusted), we will, at our option, adjust either the interest payment on the SynDECS or the threshold appreciation price
                                 (or both, if applying the adjustments would otherwise result in an interest rate of less than zero percent, or a threshold appreciation price lower than the reference price). The initial expected dividend payment is A$0.015 per ordinary share (A$0.06 per ADS) per six-month period. If we adjust the threshold appreciation price to take account of changes in the dividend payment rate, the expected dividend payment for each period thereafter will generally be reset to the level of the changed dividend payment.

No Optional Redemption........   We will not have the option to exchange the
                                 principal amount of the SynDECS for ADSs or to otherwise repay the principal of the SynDECS prior to each settlement date.

Mandatory Redemption upon
Occurrence of Mandatory
Redemption Events or Partial
Mandatory Redemption Events...   Under the circumstances described under
                                 "Description of the SynDECS -- Mandatory
                                 Redemption Events and Partial Mandatory
                                 Redemption Events" we are required to redeem the then outstanding SynDECS, in whole or in part depending on the circumstances, at a price determined as described therein. In the event of a partial mandatory redemption, the reference price, threshold appreciation price and floor price will be adjusted as described therein.

U.S. Federal Income Tax
Considerations................   In purchasing the SynDECS, you agree with
                                 Citigroup Global Markets Holdings that you and
                                 Citigroup Global Markets Holdings intend to treat the SynDECS for U.S. federal income tax purposes as forward purchase contracts to purchase ADSs (subject to our right to deliver cash in lieu of ADSs). In addition, you and Citigroup Global Markets Holdings agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligations under the SynDECS. Under this treatment, you generally will be required to include the cash distributions on the SynDECS as ordinary income at the time such amounts are accrued or received in accordance with your method of accounting. Due to the absence of authority as to the proper characterization of the SynDECS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above. You should refer to the section "Certain
                                 United States Federal Income Tax
                                 Considerations" in this prospectus supplement for more information.

Listing.......................   The SynDECS will not be listed on any exchange
                                 or automated quotation system.

                                  RISK FACTORS

     You should carefully consider the information contained in this prospectus supplement and accompanying prospectus and the following factors before purchasing the SynDECS. Specifically, you should be aware that the trading price of the SynDECS may vary considerably prior to the three settlement dates as a result of, among other things, fluctuations in the market price of the ADSs and other events that are difficult to predict and beyond our control.

YOU WILL BEAR THE RISK OF A SIGNIFICANT DECLINE IN THE VALUE OF THE ADSS BETWEEN THE PRICING DATE FOR THE SYNDECS AND THE SETTLEMENT DATES

     The number of ADSs (or their cash equivalent) and additional cash (if any) that you will receive on each settlement date is not fixed, but is based on the closing price of the ADSs during each of three specified 10 trading day periods before the applicable settlement date. The aggregate value of the ADSs you receive in exchange for your SynDECS on the three settlement dates (or the aggregate equivalent cash payments) plus any cash amount to which you may be entitled may be less than the principal amount of your SynDECS. If the market price of the ADSs declines below the floor price, the ADSs and cash that you receive will be worth less than what you paid for your SynDECS and you will lose money. Moreover, you could lose up to 85% or more of the principal amount of the SynDECS if News Corporation becomes insolvent or bankrupt.

THE SYNDECS MAY BE LESS PROFITABLE THAN A DIRECT INVESTMENT IN THE ADSS

     In particular,

     - You will have less opportunity for gains if the value of the ADSs increases than you would have if you purchased the ADSs directly. You will realize a gain only if the value of the ADSs increases by at least approximately 51.88% between the pricing date and the settlement dates.

     - Because the number of ADSs (or their cash equivalent) and additional cash (if any) you receive on each settlement date is determined based on the closing price of the ADSs for each of the 10 trading days beginning on November 5, 2008, January 12, 2009, and March 19, 2009, respectively, the actual value of the ADSs or the amount of cash that you receive on a settlement date may be less than the closing price of the ADSs on that settlement date.

     The yield you receive on the SynDECS will fluctuate if the amount of cash dividends News Corporation pays on its ordinary shares changes or is eliminated. In addition, any change in such dividend payments, which will be payable in Australian dollars, will be converted into U.S. dollars and therefore you will be subject to currency exchange risk. If the amount of cash dividends decreases, we will have the right to decrease the amount of cash interest that we would otherwise be required to pay on the SynDECS, including to zero, or to raise the threshold appreciation price, thereby reducing your opportunity to participate in the appreciation in the value of the ADSs.

THE TRADING PRICE OF THE ADSS MAY ADVERSELY AFFECT THE TRADING PRICE OF THE SYNDECS

     The trading price of the SynDECS will be influenced by the trading price of the ADSs, which in turn will be influenced by the trading price of News Corporation ordinary shares, News Corporation's operating results and prospects, economic, financial and other factors and general market conditions. In connection with the issuance of the SynDECS, one of our affiliates is entering into an over-the-counter derivative transaction with a shareholder of News Corporation. The trading prices of the ADSs, including the trading prices during the 10 trading day periods in which the number of ADSs (or cash equivalent) and additional cash (if any) you will receive on each settlement date is determined, may be affected by purchases and sales of ADSs we or another entity may make to fund cash payments we may elect to make in lieu of delivering ADSs on any settlement date or by hedging activities that we or our affiliates may engage in related to the over-the-counter derivative transaction described above.

YOU MAY NOT BE ABLE TO SELL YOUR SYNDECS IF AN ACTIVE TRADING MARKET FOR THE SYNDECS DOES NOT DEVELOP

     There is currently no secondary market for the SynDECS. A secondary market may not develop or, if it does, it might not give you the opportunity to resell your SynDECS and may not continue for the life of the SynDECS. The SynDECS will not be listed on any exchange or automated quotation system. As a result, pricing information for the SynDECS may be difficult to obtain and the liquidity of the SynDECS may be adversely affected. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the SynDECS and may discontinue any market making at any time without notice.

THE SYNDECS MAY AFFECT THE MARKET FOR THE NEWS CORPORATION ADSS AND ORDINARY SHARES

     Any market that develops for the SynDECS is likely to influence and be influenced by the market for the ADSs and the underlying News Corporation ordinary shares. For example, the price of the ADSs or ordinary shares could become more volatile and could be depressed by investors' anticipation of the potential distribution into the market of substantial additional amounts of ADSs at the maturity of the SynDECS, by possible sales of the ADSs or ordinary shares by investors who view the SynDECS as a more attractive means of equity participation in News Corporation, and by hedging (including hedging that we or our affiliates may engage in related to the over-the-counter derivative transaction described above under "The Trading Price of the ADSs May Adversely Affect the Trading Price of the SynDECS") or arbitrage trading activity that may develop involving the SynDECS and the ADSs or ordinary shares.

CERTAIN ACTIONS BY NEWS CORPORATION MAY ADVERSELY AFFECT THE VALUE OF THE
SYNDECS

     The amount you receive on each of the three settlement dates is subject to adjustment for certain events arising from, among other things, stock splits and combinations, stock dividends and certain other actions of News Corporation that modify its capital structure. See "Description of the SynDECS -- Dilution Adjustments" and "-- Adjustment Events" in this prospectus supplement. However, other events, such as offerings of ADSs or ordinary shares for cash or in connection with acquisitions, which may adversely affect the price of the ADSs, may not result in an adjustment. If any of these other events adversely affects the price of the ADSs, it may also adversely affect the trading price of the SynDECS.

THE HISTORICAL PERFORMANCE OF THE ADSS IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF THE ADSS

     The historical prices of the ADSs, which are included in this prospectus supplement, should not be taken as an indication of the future performance of the ADSs during the term of the SynDECS. Changes in the price of the ADSs will affect the trading price of the SynDECS, but it is impossible to predict whether the price of the ADSs will rise or fall.

NEWS CORPORATION HAS NO OBLIGATIONS WITH RESPECT TO THE SYNDECS

     News Corporation has no obligations with respect to the SynDECS or the amount you are to receive on the settlement dates. News Corporation is under no obligation to take your needs or our needs into consideration. News Corporation is not involved with the administration or trading of the SynDECS.

OWNING A BENEFICIAL INTEREST IN SYNDECS MAY HAVE CONSEQUENCES UNDER AUSTRALIAN LAWS THAT IMPOSE LIMITS ON FOREIGN OWNERSHIP OF INTERESTS IN NEWS CORPORATION

     Certain Australian laws impose limitations on, among other things, the right of non-residents or non-citizens of Australia to hold, own or vote shares in News Corporation. Prospective investors in the SynDECS should evaluate whether owning a beneficial interest in a SynDECS would be considered holding shares in News Corporation for purposes of these laws.

YOU WILL HAVE NO RIGHTS AGAINST NEWS CORPORATION PRIOR TO RECEIVING ANY ADSS ON A SETTLEMENT DATE

     Prior to receiving any ADSs (if any) on a settlement date, you will have no rights against News Corporation even though:

     - you will receive ADSs under some circumstances on one or more settlement dates; and

     - the market value of the SynDECS is expected to depend primarily on the price of the ADSs.

     In addition, you will have no voting rights and will receive no dividends with respect to ADSs unless and until you receive ADSs on one or more settlement dates.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SYNDECS ARE UNCERTAIN AND ADVERSE TAX RULES MAY APPLY

     No statutory, judicial or administrative authority directly addresses the characterization of the SynDECS or instruments similar to the SynDECS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the SynDECS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the SynDECS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under "Certain United States Federal Income Tax Considerations" in this prospectus supplement.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges of Citigroup Global Markets Holdings for each of the periods indicated is as follows:

                                            NINE MONTHS              YEAR ENDED DECEMBER 31,
                                        ENDED SEPTEMBER 30,   -------------------------------------
                                               2003           2002    2001    2000    1999    1998
                                        -------------------   -----   -----   -----   -----   -----
Ratio of Earnings to Fixed Charges....         1.83x          1.44x   1.34x   1.32x   1.46x   1.11x

                      PRICE RANGE OF NEWS CORPORATION ADSS

     The ADSs are listed on the New York Stock Exchange under the symbol "NWS." The following table sets forth, for each of the quarterly periods indicated, the high and low prices for the ADSs, as reported on the New York Stock Exchange, as well as the per-share cash dividends paid on News Corporation ordinary shares.

                                                             ADS TRADING PRICE
                                                            -------------------    DIVIDEND PER
QUARTER                                                       HIGH       LOW      ORDINARY SHARE
-------                                                     --------   --------   ---------------
1999
  First...................................................  $30.7500   $25.0000      A$0.0150
  Second..................................................  $36.3750   $30.5625      A$0.0000
  Third...................................................  $37.3125   $28.4375      A$0.0150
  Fourth..................................................  $40.4375   $26.5625      A$0.0000
2000
  First...................................................  $65.8125   $36.8750      A$0.0150
  Second..................................................  $56.5625   $42.6875      A$0.0000
  Third...................................................  $57.3750   $48.8125      A$0.0150
  Fourth..................................................  $54.7500   $30.4375      A$0.0000
2001
  First...................................................  $41.5000   $30.7700      A$0.0150
  Second..................................................  $39.3200   $28.7000      A$0.0000
  Third...................................................  $39.0600   $23.5500      A$0.0150
  Fourth..................................................  $32.7100   $24.8900      A$0.0000
2002
  First...................................................  $32.4100   $24.9700      A$0.0150
  Second..................................................  $30.4300   $21.9900      A$0.0000
  Third...................................................  $23.7200   $18.0300      A$0.0150
  Fourth..................................................  $28.5400   $18.9000      A$0.0000
2003
  First...................................................  $29.4200   $22.8400      A$0.0150
  Second..................................................  $32.3900   $25.4500      A$0.0000
  Third...................................................  $35.2000   $29.8700      A$0.0150
  Fourth..................................................  $37.6000   $33.2000      A$0.0000
2004
  First (through January 21, 2004)........................  $38.0000   $36.4000      A$0.0000

     The closing price of the ADSs on January 21, 2004 was $38.00.

     According to the News Corporation Annual Report on Form 20-F for the fiscal year ended June 30, 2003, as of June 30, 2003, there were 2,097,411,050 ordinary shares outstanding.

     Holders of SynDECS will not be entitled to any rights with respect to News Corporation ADSs or ordinary shares (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) by virtue of their ownership of SynDECS unless and until ADSs are delivered in exchange for the principal amount of the SynDECS on a settlement date.

                           DESCRIPTION OF THE SYNDECS

     The description in this prospectus supplement of the particular terms of the SynDECS supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the registered securities set forth in the accompanying prospectus.

GENERAL

     The SynDECS are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus.

     The SynDECS will be unsecured and will rank equally in right of payment with all of our other unsecured and unsubordinated debt. The number of SynDECS to be issued will initially be 19,750,000, plus such additional number as we may issue if the underwriter exercises its over-allotment option. The stated maturity date of the SynDECS is April 6, 2009. One-third of the principal amount of each SynDECS will be repaid on each of the three settlement dates listed below. The indenture does not limit the amount of SynDECS we may issue, and in the future, we may issue additional SynDECS or other securities with terms similar to those of the SynDECS. In addition, we may, without the consent of the holders of the SynDECS, increase the aggregate number of SynDECS outstanding by issuing additional SynDECS in the future that will be fungible with and form part of the same series of securities as the SynDECS offered hereby for all purposes under the indenture. Each SynDECS will be issued with a principal amount of $37.60 and will bear interest as described below. The SynDECS will be issued only in fully registered form and in denominations of $37.60 and integral multiples thereof.

FINANCIAL TERMS

    The principal financial terms of the SynDECS we are offering are as follows:

    Title of the notes: Variable Rate Exchangeable Notes Due April 6, 2009

    Aggregate principal amount issued hereby: $742,600,000

    Stated maturity date: April 6, 2009

    Settlement dates: November 21, 2008, January 29, 2009 and April 6, 2009, subject in each case to extension under the circumstances described below under "-- Delivery of ADSs on the Settlement Dates -- Market Disruption Event"

    Interest rate: LIBOR for the relevant period plus 0.05% as further described below under "-- Interest Payments," subject to adjustment under the circumstances described below under "-- Adjustments for Changes in Dividend Rate"

    Date interest starts accruing: January 28, 2004

    Interest payment dates: every February 1, May 1, August 1 and November 1

    First interest payment date: May 1, 2004

    Regular record dates for interest: every January 15, April 15, July 15 and October 15

    Reference Price: $37.600 per ADS, subject to adjustment as described below under "-- Dilution Adjustments," "-- Adjustment Events" and "-- Mandatory Redemption Events and Partial Mandatory Redemption Events"

    Threshold Appreciation Price: $57.716 per ADS, subject to adjustment as described below under "-- Adjustment for Changes in Dividend Rate,"
    "-- Dilution Adjustments," "-- Adjustment Events" and "-- Mandatory Redemption Events and Partial Mandatory Redemption Events"

    Floor Price: $31.960 per ADS, subject to adjustment as described below under "-- Dilution Adjustments," "-- Adjustment Events" and "-- Mandatory Redemption Events and Partial Mandatory Redemption Events"

INTEREST PAYMENTS

  GENERAL

     We will pay interest on the SynDECS on the interest payment dates stated above under "-- Financial Terms" and on the principal amount of SynDECS exchanged on each settlement date (as extended, if applicable). On the February 1, 2009 interest payment date, we will pay interest only with respect to the last one-third of the original principal amount. Each payment of interest due on an interest payment date or on a settlement date will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from and including the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date (except that no additional interest will accrue in respect of any extension of the settlement date). We will compute interest on the SynDECS on the basis of a 360-day year using the actual number of days elapsed during the relevant period.

     On each interest payment date, the amount of interest due on each SynDECS with a principal amount of $37.60 will equal:

     - interest accrued at a floating rate equal to LIBOR for the relevant period plus 0.05%, determined as described below, on the principal amount of that SynDECS,

     - plus or minus, under the circumstances described below under "-- Adjustments for Changes in Dividend Rate," a dividend adjustment amount.

     If any settlement date is extended beyond its original date, interest on the portion of the principal amount of the SynDECS to be exchanged will cease to accrue on the original settlement date. If an interest payment date or a settlement date falls on a day that is not a business day (as defined below), the payment to be made on that date will be made on the next succeeding business day with the same force and effect as if made on that interest payment date or settlement date, and no additional interest will accrue as a result of such delayed payment.

     We will make interest payments to the investor in whose name the SynDECS are registered at the close of business on the regular record date relating to the interest payment date, provided that the interest payable on a settlement date will be payable to the person to whom the principal is payable. The regular record date relating to an interest payment date will be the 15th day of the month preceding that interest payment date, whether or not it is a business day. For the purpose of determining the investor at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on the preceding business day.

  DETERMINATION OF LIBOR

     The interest rate on the SynDECS for the period beginning on the issue date and ending on the first interest payment date will be LIBOR, determined as described below, on January 26, 2004 and with the length of that period as the relevant period for determining LIBOR, plus 0.05%. The interest rate on the SynDECS for each subsequent interest period will be reset quarterly on each interest payment date. The interest rate in effect for the SynDECS on each day will be, (a) if that day is an interest reset date, the interest rate determined as of the determination date (as defined below) immediately preceding that interest reset date, or (b) if that day is not an interest reset date, the interest rate determined as of the determination date immediately preceding the most recent interest reset date. The "determination date" will be the second London Business Day (as defined below) immediately preceding the applicable interest reset date.

     The calculation agent will determine LIBOR for each interest reset date by reference to the rates that appear on the Moneyline Telerate Page 3750 as of 11:00 a.m., London time, on the applicable determination date, and LIBOR will be the offered rate for the relevant period determined by the calculation agent in its reasonable judgment. Except for the initial interest period and as follows, the relevant period for the LIBOR rate is three months. With respect to the interest periods commencing on and including November 1, 2008 and ending on but excluding each of the first and second scheduled settlement dates, the relevant period for the LIBOR rate is that respective interest period. With respect to the interest period commencing on and including February 1, 2009 and ending on but excluding the third scheduled settlement date, the relevant period for the LIBOR rate is that interest period.

     If the relevant period for determining the LIBOR rate is a period less than or greater than three months, the calculation agent will determine the applicable LIBOR rate by linear interpolation based on the next shortest and next longest periods for which quotations are available. If page "3750" on the Moneyline Telerate Service is replaced by another page, or if the Moneyline Telerate Service is replaced by a nominee of the British Bankers' Association, then LIBOR will be determined by reference to the replacement page or service selected to display the London interbank offered rates of major banks.

     If LIBOR cannot be determined as described above, then the calculation agent will determine LIBOR as follows:

     - The calculation agent will select four major banks in the London interbank market.

     - The calculation agent will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market. These quotations shall be for deposits in U.S. dollars for the relevant period. Offered quotations must be based on a principal amount equal to at least $1,000,000 that is representative of a single transaction in such market at that time.

      (1) If two or more quotations are provided, LIBOR will be the arithmetic mean of those quotations.

      (2) If fewer than two quotations are provided, we will select three major banks in New York City and follow the steps in the two bullet points below:

         - The calculation agent will determine LIBOR as the arithmetic mean of rates quoted by those three major banks in New York City to leading European banks. The rates quoted will be for loans in U.S. dollars for the relevant period. Rates quoted must be based on a principal amount of at least $1,000,000 that is representative of a single transaction in such market at that time.

         - If fewer than three New York City banks we select are quoting rates, LIBOR will be the same as for the immediately preceding interest period. If there was no such preceding interest period, LIBOR will be determined by the calculation agent.

     All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

     "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

DELIVERY OF ADSS ON THE SETTLEMENT DATES

  GENERAL

     On each settlement date, one-third of the original principal amount of your SynDECS will be mandatorily exchanged for a number of ADSs (or their equivalent value in cash as described below) equal to the number of SynDECS you own multiplied by a number of ADSs plus, in certain cases, an amount in cash. We refer to that number of ADSs and additional cash (if any) as the Total Exchange Shares, which is defined below.

  TOTAL EXCHANGE SHARES

     The "Total Exchange Shares" to be delivered in respect of each SynDECS on each settlement date is an amount equal to the sum of the Daily Amounts calculated as described below for each of the 10 trading days beginning on November 5, 2008, January 12, 2009 or March 19, 2009, as applicable, unless the SynDECS are declared immediately due and payable following an Event of Default as described in the accompanying prospectus, in which case each settlement date that has not yet occurred will be accelerated and the "Total Exchange Shares" for each such settlement date will be calculated using the Daily Amounts for any trading days in respect of that settlement date that have already occurred and, with respect to each trading day that has not already occurred, the Daily Amount for the date upon which the SynDECS are so declared to be immediately due and payable.

  DAILY AMOUNT

     The "Daily Amount" for each of the 10 trading days in the periods described above is equal to, subject to certain adjustments:

     (a) if the Closing Price (as defined below) on the relevant trading day is more than the Threshold Appreciation Price, the Daily Amount will be a fraction of one ADS equal to the result of multiplying 1/30th of one ADS by the sum of

          (i) the result of dividing the Reference Price by the Closing Price, plus

          (ii) the result of dividing

             (x) the difference between the Closing Price and the Threshold Appreciation Price by

             (y) the Closing Price;

     (b) if the Closing Price on the relevant trading day is more than the Reference Price but less than or equal to the Threshold Appreciation Price, the Daily Amount will be a fraction of one ADS equal to the result of multiplying 1/30th of one ADS by the result of dividing the Reference Price by the Closing Price;

     (c) if the Closing Price on the relevant trading day is more than the Floor Price but less than or equal to the Reference Price, the Daily Amount will be 1/30th of one ADS plus an amount in cash equal to the result of multiplying 1/30 by the difference between the Reference Price and the Closing Price; and

     (d) if the Closing Price on the relevant trading day is less than or equal to the Floor Price, the Daily Amount will be 1/30th of one ADS plus an amount in cash equal to $0.188.

     Accordingly, on each settlement date for each SynDECS you own, you will receive a total of between approximately 0.2172 ADSs and one-third of one ADS (or the cash equivalent), and may receive up to an additional $1.88 of cash. The value of those ADSs and cash will not necessarily equal the principal amount of your SynDECS. We refer to the numbers of ADSs per SynDECS specified in clauses
(a), (b), (c) and (d) of the definition of Daily Amount as the "share components." Any ADSs we deliver to investors that are not affiliated with News Corporation will be free of any transfer restrictions under the Securities Act of 1933, and the investors will be responsible for the payment of all brokerage costs upon the subsequent sale of such shares. Investors otherwise entitled to receive fractional shares in respect of their aggregate holdings of SynDECS will receive cash in lieu thereof. See "-- No Fractional Shares" below.

     Notwithstanding the foregoing,

     - in the case of certain dilution events or adjustment events or changes in the expected dividend rate, the Daily Amount will be subject to adjustment; and

     - in the case of certain dilution events or adjustment events, the consideration received by investors will be cash or property received in respect of the ADSs or a combination thereof, rather than (or in addition to) ADSs. See "-- Dilution Adjustments," "-- Adjustment Events" and
       "-- Adjustments for Changes in Dividend Rate" below.

  CLOSING PRICE

     The "Closing Price" of any security on any date of determination means:

     (1) the closing sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) of the security (regular way) on the New York Stock Exchange on that date (or, if no closing price is reported, the last reported sale price during that regular trading session),

     (2) if the security is not listed for trading on the New York Stock Exchange on that date, as reported in the composite transactions for the principal United States securities exchange on which the security is so listed,

     (3) if the security is not so listed on a United States national or regional securities exchange, as reported by The Nasdaq Stock Market,

     (4) if the security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or

     (5) if the security is not so quoted, the average of the mid-point of the last bid and ask prices for such security from at least three nationally recognized investment banking firms, which may include one or more of our affiliates, that we select for this purpose.

  TRADING DAY

     A "trading day" means an exchange business day on which there has not occurred or does not exist a Market Disruption Event.

     - If 10 trading days for the ADSs have not occurred during the period beginning on November 5, 2008 and ending on December 2, 2008,

          (1) all remaining trading days will be deemed to occur on December 3, 2008, and

          (2) the Closing Price for each of the remaining trading days will be the Closing Price on December 3, 2008 or, if there is a Market Disruption Event on that day, the market value per ADS as determined by us in our reasonable discretion.

     - If 10 trading days for the ADSs have not occurred during the period beginning on January 12, 2009 and ending on February 6, 2009,

          (1) all remaining trading days will be deemed to occur on February 9, 2009, and

          (2) the Closing Price for each of the remaining trading days will be the Closing Price on February 9, 2009 or, if there is a Market Disruption Event on that day, the market value per ADS as determined by us in our reasonable discretion.

     - If 10 trading days for the ADSs have not occurred during the period beginning on March 19, 2009 and ending on April 14, 2009,

          (1) all remaining trading days will be deemed to occur on April 15, 2009, and

          (2) the Closing Price for each of the remaining trading days will be the Closing Price on April 15, 2009 or, if there is a Market Disruption Event on that day, the market value per ADS as determined by us in our reasonable discretion.

  BUSINESS DAY

     "Business day" means any day that is not a Saturday, a Sunday or a day on which the New York Stock Exchange or banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

  EXCHANGE BUSINESS DAY

     "Exchange business day" means any day that is (or, but for the occurrence of a Market Disruption Event, would have been) a day of trading on each Exchange and each exchange or quotation system on which futures or options contracts relating to the ADSs or ordinary shares are traded that we, in our reasonable discretion, view as relevant, other than a day on which trading on any such Exchange, exchange or quotation system is scheduled to close prior to its regular weekday closing time.

  MARKET DISRUPTION EVENT

     A "Market Disruption Event" is defined as any suspension of or limitation imposed on trading by the relevant exchange or quotation system during the one-half hour period prior to the scheduled close of trading for the regular trading session on the relevant exchange or quotation system, whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise, that we in our reasonable discretion determine is material:

     - relating to the security the Closing Price of which is being determined on the relevant Exchange (as defined below) or, where that security is an ADS, relating to the underlying ordinary shares on the relevant Exchange, or

     - in futures or options contracts relating to such security or underlying on any relevant exchange or quotation system.

     We will give investors notice if a Market Disruption Event occurs during the period beginning on November 5, 2008, January 12, 2009 or March 19, 2009 and ending upon completion of the 10 trading day period for determining the Daily Amounts for the applicable settlement date. Unless a Market Disruption Event occurs or the maturity of the SynDECS is accelerated, the "settlement dates" will be November 21, 2008, January 29, 2009 and April 6, 2009. If a Market Disruption Event occurs during the period for determining the Daily Amounts for the applicable settlement date, the "settlement date" will be the business day following the last day of the 10 trading day period for determining such Daily Amounts, but shall be no later than December 4, 2008, February 10, 2009 and April 16, 2009, respectively.

  EXCHANGE

     "Exchange" is defined as the New York Stock Exchange, and the principal Australian or other non-U.S. exchange on which the News Corporation ordinary shares are traded, or, if the relevant security is not listed for trading on the New York Stock Exchange on the relevant day for a reason other than a Market Disruption Event, the principal United States securities exchange on which the relevant security is so listed or, if the relevant security is not so listed on a United States national or regional securities exchange for a reason other than a Market Disruption Event, the Nasdaq Stock Market or, if prices for the relevant security are so not reported by the Nasdaq Stock Market for a reason other than a Market Disruption Event, the over-the-counter market.

  SHARES OR CASH DELIVERED UPON MATURITY

     The number of shares we will deliver on the applicable settlement date will depend on the Closing Price for each of the 10 trading days beginning on November 5, 2008, January 12, 2009 and March 19, 2009, respectively.

     For illustrative purposes only, the following chart shows the approximate number of ADSs that an investor would receive (or the cash equivalent of which an investor would receive) and the approximate amount of additional cash that an investor would receive for each SynDECS at various Closing Prices. The chart assumes that there will be no adjustments to the Daily Amounts due to any of the events described under "-- Dilution Adjustments," "-- Adjustment Events" or
"-- Adjustments for Changes in Dividend Rate" below. Actual Closing Prices may fall outside the range set forth below. Based on a Reference Price of $37.600 per ADS, a Threshold Appreciation Price of $57.716 per ADS and a Floor Price of $31.960 per ADS, an investor would receive on the relevant settlement date the following number of ADSs per SynDECS (or their cash equivalent at the relevant Closing Price), and if applicable the following cash payment per SynDECS, if the Closing Price on each of the 10 trading days in the applicable 10 trading day period for each settlement date is as indicated:

FIRST SETTLEMENT PERIOD:

                                                                                          SUB TOTAL
                                                                                          NUMBER OF   SUB TOTAL
                                      TRADING DAY                                         ADSS PER    CASH PER
---------------------------------------------------------------------------------------    SYNDECS     SYNDECS
  1        2        3        4        5        6        7        8        9        10        (A)         (D)
------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ---------   ---------
                                     CLOSING PRICE
$60.00   $60.00   $60.00   $60.00   $60.00   $60.00   $60.00   $60.00   $60.00   $60.00    0.2216       $0.00
$65.00   $65.00   $65.00   $65.00   $65.00   $65.00   $65.00   $65.00   $65.00   $65.00    0.2302       $0.00
$50.00   $51.39   $50.78   $51.37   $52.51   $53.99   $55.50   $54.22   $52.69   $53.17    0.2387       $0.00
$37.60   $37.60   $37.60   $37.60   $37.60   $37.60   $37.60   $37.60   $37.60   $37.60    0.3333       $0.00
$36.00   $35.00   $34.00   $33.00   $32.00   $32.50   $32.00   $33.00   $34.00   $35.00    0.3333       $1.32
$31.96   $31.96   $31.96   $31.96   $31.96   $31.96   $31.96   $31.96   $31.96   $31.96    0.3333       $1.88
$25.00   $25.00   $25.00   $25.00   $25.00   $25.00   $25.00   $25.00   $25.00   $25.00    0.3333       $1.88

SECOND SETTLEMENT PERIOD:

                                                                                          SUB TOTAL
                                                                                          NUMBER OF   SUB TOTAL
                                      TRADING DAY                                         ADSS PER    CASH PER
---------------------------------------------------------------------------------------    SYNDECS     SYNDECS
  1        2        3        4        5        6        7        8        9        10        (B)         (E)
------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ---------   ---------
                                     CLOSING PRICE
$60.00   $60.00   $60.00   $60.00   $60.00   $60.00   $60.00   $60.00   $60.00   $60.00    0.2216       $0.00
$65.00   $65.00   $65.00   $65.00   $65.00   $65.00   $65.00   $65.00   $65.00   $65.00    0.2302       $0.00
$50.00   $51.39   $50.78   $51.37   $52.51   $53.99   $55.50   $54.22   $52.69   $53.17    0.2387       $0.00
$37.60   $37.60   $37.60   $37.60   $37.60   $37.60   $37.60   $37.60   $37.60   $37.60    0.3333       $0.00
$36.00   $35.00   $34.00   $33.00   $32.00   $32.50   $32.00   $33.00   $34.00   $35.00    0.3333       $1.32
$31.96   $31.96   $31.96   $31.96   $31.96   $31.96   $31.96   $31.96   $31.96   $31.96    0.3333       $1.88
$25.00   $25.00   $25.00   $25.00   $25.00   $25.00   $25.00   $25.00   $25.00   $25.00    0.3333       $1.88

THIRD SETTLEMENT PERIOD:

                                                                                  SUB TOTAL                 TOTAL
                                                                                  NUMBER OF  SUB TOTAL    NUMBER OF
                                   TRADING DAY                                    ADSS PER    CASH PER    ADSS PER    TOTAL CASH
  ------------------------------------------------------------------------------   SYNDECS    SYNDECS      SYNDECS    PER SYNDECS
    1       2       3       4       5       6       7       8       9       10       (C)        (F)      (A)+(B)+(C)  (D)+(E)+(F)
  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ---------  ----------  -----------  -----------
                                  CLOSING PRICE
  $60.00  $60.00  $60.00  $60.00  $60.00  $60.00  $60.00  $60.00  $60.00  $60.00   0.2216      $0.00       0.6647        $0.00
  $65.00  $65.00  $65.00  $65.00  $65.00  $65.00  $65.00  $65.00  $65.00  $65.00   0.2302      $0.00       0.6905        $0.00
  $50.00  $51.39  $50.78  $51.37  $52.51  $53.99  $55.50  $54.22  $52.69  $53.17   0.2387      $0.00       0.7160        $0.00
  $37.60  $37.60  $37.60  $37.60  $37.60  $37.60  $37.60  $37.60  $37.60  $37.60   0.3333      $0.00       1.0000        $0.00
  $36.00  $35.00  $34.00  $33.00  $32.00  $32.50  $32.00  $33.00  $34.00  $35.00   0.3333      $1.32       1.0000        $3.95
  $31.96  $31.96  $31.96  $31.96  $31.96  $31.96  $31.96  $31.96  $31.96  $31.96   0.3333      $1.88       1.0000        $5.64
  $25.00  $25.00  $25.00  $25.00  $25.00  $25.00  $25.00  $25.00  $25.00  $25.00   0.3333      $1.88       1.0000        $5.64

     We will have the option to pay you cash instead of delivering ADSs in respect of some or all of the Daily Amounts. To exercise this option, we will be required to notify the trustee of our election on or before the beginning of the applicable 10 trading day period and if we are electing to pay cash instead of delivering only a portion of the ADSs we would otherwise be required to deliver, we will be required to specify the trading days in respect of which we will deliver the Daily Amount in cash instead of ADSs. The trustee will in turn notify The Depository Trust Company and publish a notice of our election in a daily newspaper of national circulation. For any day in respect of which we elect to pay the Daily Amount in cash instead of delivering common stock, we will pay an amount equal to the Daily Amount as calculated for that trading day times the Closing Price on that trading day.

ADJUSTMENTS FOR CHANGES IN DIVIDEND RATE

     If the total cash dividends on ordinary shares of News Corporation in respect of which a record date occurs during the six-month periods ending May 1 and November 1 of any year (the "Declared Dividend") differ from the Expected Dividend (as defined below), an event we refer to as a "Dividend Adjustment Event," adjustments will be made, at our option, either to the interest payable on the SynDECS or to the Threshold Appreciation Price (or, under certain circumstances, to both).

     If a Dividend Adjustment Event occurs, we will inform the holders of the SynDECS prior to the relevant record date of the occurrence of that event and indicate in that notice whether we will adjust the interest payment or the Threshold Appreciation Price. We may adjust either the interest payment or the Threshold Appreciation Price, but not both, provided that if the full application of such adjustment would result in an interest payment of less than zero or a Threshold Appreciation Price of less than the Reference Price, we will adjust both the interest payment and the Threshold Appreciation Price. We will notify you promptly following the relevant record date of the relevant adjustments.

     INTEREST PAYMENT ADJUSTMENT

     If we elect to adjust the interest payment:

     - If the Declared Dividend is greater than the Expected Dividend, we will increase the interest payment due for the interest payment date ending the applicable period by a dividend adjustment amount equal to the dividend differential multiplied by the number of ordinary shares comprising an ADS, converted to U.S. dollars at the noon-buying rate for Australian dollars on the relevant record date, times the percentage of an ADS appropriate to delta hedge a SynDECS, as determined by the calculation agent in its reasonable commercial discretion using the Black-Scholes pricing formula, determined as of the record date for the applicable dividend.

     - If the Declared Dividend is less than the Expected Dividend, we will reduce the interest payment due for the interest payment date ending the applicable period by a dividend adjustment amount equal to the dividend differential multiplied by the number of ordinary shares comprising an ADS, converted to U.S. dollars at the noon-buying rate for Australian dollars on the relevant record date, times the percentage of an ADS appropriate to delta hedge a SynDECS, as determined by the calculation agent in its reasonable commercial discretion using the Black-Scholes pricing formula, determined as of the record date for the applicable dividend. Notwithstanding the foregoing, if the dividend adjustment amount calculated as described above is greater than the interest payment otherwise payable on the applicable interest payment date, the interest payment for that interest payment date will be reduced to zero, and an appropriate adjustment will be made to the Threshold Appreciation Price in respect of any excess dividend adjustment amount as described below.

  THRESHOLD APPRECIATION PRICE ADJUSTMENT

     In lieu of adjusting the interest payment, we may elect to adjust the Threshold Appreciation Price for the differential between the Expected Dividend and the Declared Dividend. In the event that the Threshold Appreciation Price is adjusted:

     - the Expected Dividend will be reset to equal the Declared Dividend, and such reset Expected Dividend will apply for future periods, provided that the Expected Dividend will not be reset if the Threshold Appreciation Price is being adjusted for the reason described in the last sentence of the second bullet under "-- Interest Payment Adjustments" above; and

     - the calculation agent will make such adjustments to the Threshold Appreciation Price to reflect the change in the Expected Dividend as the calculation agent deems appropriate to preserve the economics of the transaction by reference to the Black-Scholes pricing formula assuming the Expected Dividend as reset continues for the remainder of the term of the SynDECS. In no event will the Threshold Appreciation Price be adjusted in a manner that would cause the adjusted Threshold Appreciation Price to be lower than the Reference Price. Any excess adjustment amounts will instead be applied to the interest payment as described above.

  EXPECTED DIVIDEND

     "Expected Dividend" means the aggregate cash dividends for which a record date is expected to occur during the six-month periods ending May 1 and November 1, initially equal to A$0.015 per semi-annual period per ordinary share (or A$0.06 per ADS), except that the Expected Dividend for the period beginning on the issue date of the SynDECS and ending on May 1, 2004 is A$0.015 and the Expected Dividend for the period beginning November 1, 2008 is initially zero. If the Threshold Appreciation Price is adjusted for a dividend differential as described above, the Expected Dividend for the periods after such adjustment will, to the extent described above, be reset to equal the Declared Dividend for the period in which the adjustment to the Threshold Appreciation Price is made.

     If as a result of any Adjustment Event or dilution adjustment (or any combination thereof) the ADSs underlying the SynDECS are adjusted to include the securities of an issuer other than News Corporation or of more than one issuer (whether or not including News Corporation), then such adjustment shall apply with respect to any cash dividends to which the successor or additional securities of the applicable issuer(s) are entitled and the calculation agent shall adjust the amount of the Expected Dividend after the relevant event.

DILUTION ADJUSTMENTS

     The Daily Amount and the Closing Price will be subject to adjustment under the circumstances described below. Each adjustment to the Daily Amount and the Closing Price will be made successively.

  ADJUSTMENT OF THE DAILY AMOUNT

     The Daily Amount is subject to adjustment if News Corporation:

     (1) subdivides, consolidates or reclassifies its ordinary shares (unless such subdivision, consolidation or reclassification constitutes a "Merger Event" as described below), or changes the number of ordinary shares represented by one ADS, or makes a free distribution or dividend of any ADSs or ordinary shares to existing holders thereof by way of a bonus, capitalization or any other similar means;

     (2) makes a distribution or dividend to existing holders of ADSs or ordinary shares of ADSs or ordinary shares;

     (3) makes a distribution or dividend to existing holders of ADSs or ordinary shares of (a) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of News Corporation equally or proportionately with such payments to holders of ADSs or ordinary shares, or (b) any other type of securities, rights or warrants or other assets (other than cash), in any case for cash or other payment (or no payment) at less than the market price (as determined by a nationally recognized investment banking firm, which may be an affiliate of ours, that we retain for this determination); or

     (4) engages in any similar event or action which, in our reasonable judgment, may dilute or concentrate the theoretical value of the ADSs or ordinary shares.

     In the case of clauses (1) and (2) above, we will adjust the Daily Amount by adjusting each of the share components of the Daily Amount in effect immediately prior to such event so that you will be entitled to receive, when we exchange one-third of the principal amount of the SynDECS on a settlement date, the number of ADSs that you would have owned or been entitled to own had such SynDECS been exchanged immediately before such event or any record date with respect to it.

     In the case of the distribution of rights or warrants to purchase ordinary shares referred to in clause (3)(b) above, we will adjust the Daily Amount by multiplying each of the share components of the Daily Amount in effect on the record date for the determination of holders of ordinary shares entitled to receive these rights or warrants by a fraction.

     The numerator of this fraction will be:

     (a) The number of ordinary shares outstanding on this record date, plus

     (b) The number of additional ordinary shares offered for subscription or purchase by the terms of the rights or warrants.

     The denominator of this fraction will be:

     (x) the number of ordinary shares outstanding on this record date, plus

     (y) the number of additional ordinary shares which the total offering price of the total number of ordinary shares specified in clause (b) above would purchase at the market price of the ordinary shares on the business day next following such record date, which number of additional ordinary shares will be determined by:

     - multiplying that total number of ordinary shares by the exercise price of the rights or warrants, and

     - dividing the product so obtained by the market price of ordinary shares, as reasonably determined by us.

     If these rights or warrants expire before the maturity of the SynDECS and ordinary shares are not delivered by the terms of such rights or warrants before such expiration, we will readjust the share components to the share components which would then be in effect if the adjustments for the issuance of the rights and warrants had been made on the basis of delivery of only the number of ordinary shares actually delivered by the terms of the rights or warrants.

     In the case of an event referred to in clauses (3) or (4) above (other than a distribution of rights or warrants to purchase ordinary shares), unless we elect to treat such event as an Adjustment Event subject to "-- Adjustment Events" below, we will adjust the terms of the SynDECS as we, in our reasonable judgment, determine appropriate to preserve the economics of the transaction.

     Any ordinary shares issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding ordinary shares under this section. All adjustments to the Daily Amount will be calculated to the nearest 1/100,000th of an ADS (or, if there is not a nearest 1/100,000th of an ADS, to the next higher 1/100,000th of an ADS).

  ADJUSTMENT OF THE CLOSING PRICE

     If an adjustment is made to the Daily Amount pursuant to clauses (1), (2),
(3) or (4) above, an adjustment will also be made to the Closing Price as such term is used throughout the definition of Daily Amount.

     The required adjustment to the Closing Price will be made on each day for which a Daily Amount is calculated by multiplying the Closing Price by the cumulative number or fraction determined pursuant to the Daily Amount adjustment procedures described above.

ADJUSTMENT EVENTS

     ADJUSTMENT EVENTS DEFINITION

     Each of the following events are called "Adjustment Events":

     (1) any event described in clauses (3) or (4) of the first paragraph under the caption "-- Dilution Adjustments" above (other than a distribution of rights or warrants to purchase ordinary shares described in clause (3)(b)) that we elect to treat as subject to these provisions relating to Adjustment Events, and

     (2) any of the following "Merger Events," in respect of which the consideration for the relevant ADSs or ordinary shares consists (or, at the option of the holders of such ADSs or ordinary shares, may consist) solely of publicly traded equity (as defined below),

          (a) any reclassification or change of ADSs or ordinary shares that results in a transfer of or an irrevocable commitment to transfer all of such ADSs or ordinary shares outstanding;

          (b) any consolidation, amalgamation or merger of News Corporation with or into another entity (other than a consolidation, amalgamation or merger in which News Corporation is the continuing entity and which does not result in any reclassification or change as described in (a) above); or

          (c) any other takeover offer for ADSs or ordinary shares that results in a transfer of or an irrevocable commitment to transfer all such ADSs or ordinary shares (other than the ADSs or ordinary shares owned or controlled by the offeror).

For purposes of a Merger Event, "publicly traded equity" means ADSs or ordinary shares traded on a U.S. national securities exchange or quoted on the Nasdaq National Market. "Merger Date" means, with respect to a Merger Event, the effective date of the Merger Event.

     DELIVERY OF CASH OR REPORTED SECURITIES AFTER AN ADJUSTMENT EVENT

     After the occurrence of any Adjustment Event on or prior to a settlement date, we will deliver cash or Reported Securities (as defined below) on the relevant settlement date (or, if the cash or Reported Securities have not yet been delivered to holders of ADSs on the relevant settlement date, as soon as practical after so delivered), instead of or (in the case of an Adjustment Event described in clause (1) above) in addition to, ADSs. The cash or Reported Securities to be delivered will have a value equal to the following amount, which we refer to as the "Adjustment Event Amount."

     The Adjustment Event Amount will be equal to the sum of the Daily Adjustment Event Amounts calculated as described below for each of the 10 trading days beginning on November 5, 2008, January 12, 2009 and March 19, 2009 (subject to modification as described in "-- Delivery of ADSs on the Settlement Dates -- Trading Days" above if a Market Disruption Event occurs or as described in "-- Delivery of ADSs on the Settlement Dates -- Total Exchange Shares" if the SynDECS are declared immediately due and payable following an Event of Default as described in the accompanying prospectus). The "Daily Adjustment Event Amount" for each of those trading days is equal to, for each SynDECS, subject to the dilution adjustments described above:

     - if the Closing Price on the relevant trading day is more than the Threshold Appreciation Price, a fraction of the Transaction Value (as defined below) equal to the result of multiplying 1/30th of the Transaction Value by the sum of (i) the result of dividing the Reference Price by the Closing Price, plus (ii) the result of dividing (x) the difference between the Closing Price and the Threshold Appreciation Price by (y) the Closing Price,

     - if the Closing Price on the relevant trading day is more than the Reference Price but less than or equal to the Threshold Appreciation Price, a fraction of the Transaction Value equal to the result of multiplying 1/30th of the Transaction Value by the result of dividing the Reference Price by the Closing Price;

     - if the Closing Price on the relevant trading day is more than the Floor Price but less than or equal to the Reference Price, 1/30th of the Transaction Value plus an amount in cash equal to the result of multiplying 1/30 by the difference between the Reference Price and the Closing Price; and

     - if the Closing Price is less than or equal to the Floor Price, 1/30th of the Transaction Value plus an amount in cash equal to the result of multiplying 1/30 by the difference between the Reference Price and the Floor Price.

     If Reported Securities are delivered with respect to an Adjustment Event, we will deliver a number of such Reported Securities equal to the Adjustment Event Amount. In all other cases we will deliver the Adjustment Event Amount in cash. Any Adjustment Event shall be deemed to occur prior to a settlement date if it occurs or if the record date therefor falls on or prior to the settlement date. If a Reported Security delivered in an Adjustment Event ceases to qualify as a Reported Security prior to the relevant settlement date, the Adjustment Event Amount will be delivered in cash.

     ADJUSTMENT OF CLOSING PRICE

     Following an Adjustment Event, the Closing Price, as such term is used in the formula in the preceding paragraphs and throughout the definition of Daily Amount, will be deemed to equal

     - if ADSs are outstanding on any day when the Daily Amount is calculated, the Closing Price of the ADS, as adjusted pursuant to the method described above under "-- Dilution Adjustments," otherwise zero, plus

     - the Transaction Value.

     DEFINITION OF REPORTED SECURITIES

     "Reported Securities" means securities received by holders of ADSs in an Adjustment Event that:

     (1) are

          (a) listed on a United States national securities exchange,

          (b) reported on a United States national securities system subject to last sale reporting,

          (c) traded in the over-the-counter market and reported on by Pink Sheets LLC or similar organization, or

          (d) for which bid and ask prices are available from at least three nationally recognized investment banking firms, and

     (2) are either

          (a) perpetual equity securities or

          (b) non-perpetual equity or debt securities with a stated maturity after the final settlement date of the SynDECS.

     TRANSACTION VALUE

     The term "Transaction Value" means

     (1) for any cash received in any Adjustment Event, the amount of cash received per ADS,

     (2) for any Reported Securities received in any Adjustment Event, an amount equal to

          (a) the Closing Price per unit of such Reported Securities on the date of determination multiplied by

          (b) the number of such Reported Securities (as adjusted pursuant to the methods described above under "-- Dilution Adjustments" and "-- Adjustment Events") received per ADS, and

     (3) for any property received in any Adjustment Event other than cash or Reported Securities, an amount equal to the fair market value of the property received per ADS on the date such property is received or ceases to be a Reported Security, as determined by a nationally recognized investment banking firm, which may be an affiliate of ours, that we retain for this purpose;

provided, however, that in the case of clause (2), with respect to securities that are Reported Securities by virtue of only clause (1)(d) of the definition of Reported Securities above, Transaction Value with respect to any such Reported Security means the average of the mid-point of the last bid and ask prices for such Reported Security as of the date of determination from each of at least three nationally recognized investment banking firms, which may include one or more of our affiliates, that we retain for such purpose multiplied by the number of such Reported Securities (as adjusted pursuant to the methods described above under "-- Dilution Adjustments" and "-- Adjustment Events") received per ADS.

     For purposes of calculating the Transaction Value, any cash, Reported Securities or other property receivable in an Adjustment Event will be deemed to have been received immediately prior to the close of business on the record date for such Adjustment Event or, if there is no record date for such Adjustment Event, immediately prior to the close of business on the effective date of such Adjustment Event.

     OTHER ADJUSTMENTS

     If the SynDECS become exchangeable, in whole or in part, into any property other than ADSs, such exchange will be subject to adjustment in the same manner and upon the occurrence of the same types of events described above with respect to ADSs. Each holder of SynDECS will be responsible for the payment of any and all brokerage and other transaction costs upon the delivery to it of such other property.

     No adjustments will be made for certain other events, such as offerings of ADSs by News Corporation for cash or in connection with acquisitions.

MANDATORY REDEMPTION EVENTS AND PARTIAL MANDATORY REDEMPTION EVENTS

     DEFINITIONS

     Each of the following are called "Mandatory Redemption Events":

     (1) all the ADSs or ordinary shares or all the assets or substantially all the assets of News Corporation are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority or entity;

     (2) by reason of the voluntary or involuntary liquidation, bankruptcy or insolvency of or any analogous proceeding affecting News Corporation:

          (a) all the ADSs or ordinary shares of News Corporation are required to be transferred to a trustee, liquidator or other similar official, or

          (b) holders of the ADSs or ordinary shares of News Corporation become legally prohibited from transferring them;

     (3) any Merger Event in respect of which the consideration for the relevant ADSs or ordinary shares consists solely of assets other than publicly traded equity (as defined above); and

     (4) any Merger Event in respect of which the consideration for the relevant ADSs or ordinary shares consists of publicly traded equity and assets other than publicly traded equity, unless we elect to treat such event as a Partial Mandatory Redemption Event, as described below.

     For purposes of determining whether a Merger Event satisfies clauses (3) or
(4) above or clause (2) of the definition of Adjustment Events, to the extent holders of an ADS or ordinary share are entitled to elect the form of consideration in a Merger Event, the consideration shall consist of publicly traded equity to the maximum extent permitted.

     If an event described in clause (4) above occurs, we may elect to treat that event as a "Partial Mandatory Redemption Event" instead of treating that event as a Mandatory Redemption Event.

  MANDATORY REDEMPTION AND PAYMENT UPON OCCURRENCE OF A MANDATORY REDEMPTION EVENT OR A PARTIAL MANDATORY REDEMPTION EVENT

     In the case of a Mandatory Redemption Event, your SynDECS will be automatically redeemed as of the date of the occurrence of the Mandatory Redemption Event, and we will pay to you an amount per SynDECS determined as specified below, with our payment to be made not later than three business days following the occurrence of the Mandatory Redemption Event.

     The calculation agent will determine the amount payable to holders of the SynDECS based on its reasonable judgment and based on quotations sought from four leading equity derivatives dealers (which may include an affiliate of ours) that it retains for this determination. Each quotation will represent the quoting dealer's expert opinion as to the fair value to the holder of a SynDECS on the date the Mandatory Redemption Event occurs of a forward contract with terms that would preserve for the holder the economic equivalent of any payment or delivery in respect of a SynDECS that would have been required after that date but for the occurrence of the Mandatory Redemption Event. The calculation agent will provide to each dealer from which it seeks a quotation following a Mandatory Redemption Event the following information, which will serve as the basis for the dealer's calculation:

     (1) a volatility equal to the average of the volatilities of the ADSs, (calculated by referring to the closing price of the ADSs) for a period equal to the number of days between the Announcement Date (as defined below) and the relevant trading day for calculation of the Daily Amount, for each exchange business day during the two-year historical period ending on the Announcement Date;

     (2) dividends based on, and payable on the same dates as, amounts to have been paid in respect of gross ordinary cash dividends on the ADSs in the calendar year ending on the Announcement Date; and

     (3) a value ascribed to the ADSs equal to the consideration, if any, paid in respect of such ADSs to holders of such ADSs at the time of the Mandatory Redemption Event.

     "Announcement Date" means, as determined by the calculation agent,

     - in the case of clause (1) of the definition of a Mandatory Redemption Event, the date of the first public announcement of a firm intention to nationalize (whether or not amended or on the terms originally announced) that leads to that event;

     - in the case of clause (2) of the definition of a Mandatory Redemption Event, the date of the first public announcement of the institution of a proceeding or presentation of a petition or passing of a resolution (or other analogous procedure in any jurisdiction) that leads to that event; and

     - in the case of clauses (3) or (4) of the definition of a Mandatory Redemption Event or a Partial Mandatory Redemption Event, the date of the first public announcement of a firm intention to merge or make an offer (whether or not amended or on the terms originally announced) that leads to that event.

If more than three quotations are provided, the amount will be the arithmetic mean of the quotations, without regard to the quotations having the highest and the lowest values. If exactly three quotations are provided, the amount will be the quotation remaining after disregarding the highest and the lowest quotations. For this purpose, if more than one quotation has the same highest or lowest value, then one of such quotations will be disregarded. If two quotations are provided, the amount will be the arithmetic mean of the quotations. If one quotation is provided, the amount will equal the quotation. If no quotation is provided, the amount will be determined by the calculation agent.

     If a Partial Mandatory Redemption Event occurs, the SynDECS will be automatically redeemed in part, as follows:

     - the calculation agent will determine the amount that would be payable in respect of a SynDECS assuming the event were treated as a Mandatory Redemption Event, which we refer to as the component termination amount;

     - we will pay to you three business days following the occurrence of the Partial Mandatory Redemption Event an amount per SynDECS equal to the component termination amount multiplied by a percentage, which we refer to as the other consideration percentage, determined by dividing (i) the value of the consideration other than publicly traded equity to be received by a holder of one ADS in the relevant Merger Event (as determined by the calculation agent as of the Merger Date) by (ii) the value of the total consideration to be received by a holder of one ADS in the relevant Merger Event (as determined by the calculation agent as of the Merger Date); and

     - the portion of the SynDECS that is not redeemed will continue with respect to the consideration consisting of publicly traded equity and the provisions of "-- Adjustment Events" shall apply to that portion of the consideration that consists of publicly traded equity, and in addition, we will reduce the Threshold Appreciation Price, the Reference Price and the Floor Price by multiplying each by one minus the other consideration percentage.

  NOTICE PROVISIONS

     We will, upon being notified of the occurrence of an event that requires an adjustment to the Daily Amount or the occurrence of an Adjustment Event or a Mandatory Redemption Event or a Partial Mandatory Redemption Event (or, in any case, if we are not aware of such occurrence, as soon as practicable after becoming so aware), promptly notify the trustee and each owner of SynDECS in writing of the occurrence of such event including, if applicable, a statement setting forth the factors by which the Closing Price and the share components are to be adjusted in order to determine which clause of the Daily Amount definition will apply on each day on which a Daily Amount is required to be calculated, and in the case of a Mandatory Redemption Event or a Partial Mandatory Redemption Event the date on which the SynDECS will be redeemed and the amount payable to holders of SynDECS upon such redemption.

NO FRACTIONAL SHARES

     We will not deliver fractional ADSs in exchange for the SynDECS. If more than one SynDECS is held or surrendered at one time by the same investor, the number of full ADSs or related securities to be delivered on a settlement date will be computed on the basis of the total number of SynDECS so held or surrendered at the relevant settlement date. Instead of delivering any fractional share or security, each such investor will be entitled to receive an amount in cash equal to the value of such fractional share based on the Closing Price on the trading day immediately preceding the relevant settlement date. Any cash amounts we owe to an investor will be rounded to the nearest cent (with one-half cent being rounded upwards).

BOOK-ENTRY SYSTEM

     Upon issuance, all SynDECS will be represented by one or more fully registered global securities. Each such global security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for SynDECS in definitive form, no global security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the SynDECS through the accounts that each of these systems maintains as a participant in DTC. A description of DTC's procedures with respect to the global securities is set forth in the section "Book-Entry Procedures and Settlement" in the accompanying prospectus. DTC has confirmed to us, Citigroup Global Markets Inc. and the trustee that it intends to follow such procedures.

SAME-DAY FUNDS SETTLEMENT SYSTEM AND PAYMENT

     We will make all payments of interest on the SynDECS, and any cash payments on a settlement date, in immediately available funds.

     The SynDECS will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the SynDECS will therefore be required by DTC to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the SynDECS.

REGARDING THE TRUSTEE

     The trustee under the senior debt indenture will be The Bank of New York under an indenture dated as of October 27, 1993, as amended from time to time. A copy of the senior debt indenture under which The Bank of New York serves as trustee has been filed with the SEC as an exhibit to the registration statement of which the accompanying prospectus forms a part. The senior debt indenture is hereby incorporated by reference as part of the registration statement. Section numbers in The Bank of New York senior debt indenture take the form "1.01," "2.01" and so forth, rather than "101," "201" and so forth. Section references in the accompanying prospectus should be read accordingly. We maintain banking relationships in the ordinary course of business with the trustee.

REGARDING THE CALCULATION AGENT

     The calculation agent will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings and the holders of the SynDECS. Because the calculation agent is an affiliate of Citigroup Global Markets Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the SynDECS, including with respect to certain determinations and judgments that the calculation agent must make in determining the amounts due to the holders of the SynDECS. Citigroup Global Markets Holdings Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of U.S. federal income tax consequences that are material to the purchase, ownership and disposition of SynDECS. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to the decision to purchase SynDECS by any particular investor, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors.

     Except to the extent discussed under "-- Non-U.S. Holders," this summary addresses the tax consequences only to a beneficial owner of SynDECS that is a "U.S. Holder," which is defined as:

     - an individual who is a citizen or resident of the United States,

     - a U.S. domestic corporation, or

     - any other person that is subject to U.S. federal income taxation on a net income basis in respect of its investment in the SynDECS.

     This summary is based on the U.S. federal income tax laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. This summary applies only to investors that will hold the SynDECS as capital assets, and that purchase their SynDECS in their initial offering. This summary does not address tax considerations applicable to investors that may be subject to special tax rules, such as dealers in securities or foreign currencies, traders in securities or commodities electing to mark to market, financial institutions, insurance companies, tax-exempt organizations or persons that have a functional currency other than the U.S. dollar. In addition, this summary does not address tax considerations applicable to persons that engage in transactions, other than the purchase of the SynDECS, relating to the ADSs or the ordinary shares of News Corporation, including persons that will hold the SynDECS as a position in a "straddle" for tax purposes or as a part of a "synthetic security" or a "conversion transaction" or other integrated investment comprised of a SynDECS and one or more other investments.

     This summary does not include any description of the tax laws of any state or local governments or of any foreign government that may be applicable to the SynDECS or to the owners thereof. It also does not discuss the tax consequences of the ownership of ADSs. Before acquiring SynDECS, prospective investors should consult publicly available sources of information concerning the tax treatment of ADSs. According to those sources, News Corporation believes that it currently is not a passive foreign investment company (a "PFIC") for U.S. federal income tax purposes and that it will not become a PFIC in future taxable years. The following discussion assumes that News Corporation is not and will not be a PFIC. Prospective investors should note that if News Corporation is or becomes a PFIC at any time during the term of the SynDECS, it is likely that the U.S. federal income tax consequences of owning the SynDECS would differ significantly from the consequences described below.

     There are no regulations, published rulings or judicial decisions addressing the characterization for federal income tax purposes of securities with terms substantially the same as the SynDECS. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the SynDECS, and no assurance can be given that the IRS will agree with all of the conclusions expressed herein. Investors should consult their own tax advisors in determining the tax consequences to them of holding SynDECS, including the application to their particular situation of the U.S. federal income tax considerations discussed below, as well as the application of state, local or other tax laws.

U.S. HOLDERS

  GENERAL

     Pursuant to the terms of the indenture, Citigroup Global Markets Holdings and you will be obligated (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the SynDECS for all tax purposes as a forward purchase contract to purchase ADSs on each of the three settlement dates on which we deliver ADSs to you (subject to our right to deliver cash in lieu of ADSs). Under the terms of this forward purchase contract:

     - at the time of issuance of the SynDECS you deposit irrevocably with us a fixed amount of cash equal to the purchase price of the SynDECS to assure the fulfillment of your purchase obligations described below, one-third of which deposit generally will unconditionally and irrevocably be applied on each of the three settlement dates to satisfy such obligation;

     - we will be obligated to pay a return on such deposit at a rate equal to the stated rate of interest, as adjusted, on the SynDECS as compensation to you for our use of such cash deposit during the term of the SynDECS; and

     - on each of the three settlement dates, generally one-third of such cash deposit unconditionally and irrevocably will be applied by us in full satisfaction of your obligation under the forward purchase contract with respect to that settlement date, and we will deliver to you the number of ADSs, and cash, if any, that you are entitled to receive at that time pursuant to the terms of the SynDECS (subject to our right to deliver cash in lieu of ADSs). (You should note that cash proceeds of this offering will not be segregated by us during the term of the SynDECS, but instead will be commingled with our other assets and applied in a manner consistent with the "Use of Proceeds and Hedging" discussion on page 8 in the accompanying prospectus.)

     Consistent with the above characterization, amounts paid to us in respect of the original issue of a SynDECS will be treated as allocable in their entirety to the amount of the cash deposit attributable to such SynDECS and amounts denominated as interest that are payable with respect to the SynDECS will be characterized as ordinary income payable on the amount of such deposit, includible annually in your income in accordance with your method of accounting. Although such amounts may be determined in part by reference to dividends on the ordinary shares of News Corporation, they will not be eligible for special favorable rules applicable to certain dividends received by certain classes of investors.

     On the delivery of ADSs, under the characterization above, you will recognize no gain or loss on the purchase of ADSs by application of the monies received by us in respect of the SynDECS. If we deliver solely ADSs on any given settlement date (except for any cash delivered in lieu of a fractional interest in an ADS), you will have a tax basis in ADSs purchased on that settlement date equal to your tax basis in the portion of the SynDECS relating to that settlement date (less the portion of that tax basis in the SynDECS allocable to any fractional interest in an ADS, as described in the second following sentence). You will recognize short-term capital gain or loss with respect to cash received in lieu of a fractional interest in an ADS. This amount will equal the difference between the cash received and the portion of the tax basis in the SynDECS allocable to that fractional interest in an ADS received on any particular settlement date (based on the relative values of that fractional interest in an ADS and the full interests in ADSs delivered to you on that settlement date).

     If we have elected to pay solely cash rather than deliver ADSs on any given settlement date (or are obligated to pay cash in full redemption of the SynDECS as a result of a Mandatory Redemption Event described under "Description of the SynDECS -- Mandatory Redemption Events and Partial Mandatory Redemption Events"), under the characterization above, you generally will recognize capital gain or loss upon your receipt of such cash equal to any difference between the amount of cash received and your basis in the portion of the SynDECS relating to that settlement date (or your full basis in the SynDECS, in the case of a Mandatory Redemption Event). Such gain or loss generally will be capital gain or loss, and if you have held the SynDECS for more than one year, such gain or loss generally will be long-term capital gain or loss.

     Your initial tax basis in a SynDECS generally will equal your cost for the SynDECS. In general, your tax basis in the portion of a SynDECS relating to each of the three settlement dates will equal one-third of your initial tax basis in that SynDECS, and your tax basis in the SynDECS therefore generally will be reduced by one-third of your initial tax basis in the SynDECS on each settlement date.

     If we deliver a combination of cash and ADSs pursuant to the SynDECS on any particular settlement date, or, if as a result of an Adjustment Event described under "Description of the SynDECS --

Adjustment Events," we deliver any combination of cash, Reported Securities and ADSs pursuant to the SynDECS on any particular settlement date, although not free from doubt, you should allocate your basis in the portion of the SynDECS relating to that settlement date pro rata to the cash, Reported Securities or ADSs received. In the event we partially redeem the SynDECS for cash as a result of a Partial Mandatory Redemption Event described under "Description of the SynDECS -- Mandatory Redemption Events and Partial Mandatory Redemption Events," although not free from doubt, you similarly should allocate your tax basis in the SynDECS immediately prior to the time of such partial redemption pro rata to the cash received pursuant to such redemption based on the amount of the cash compared to the fair market value of the SynDECS held by you immediately prior to that partial redemption. Under this treatment, you will have taxable gain or loss upon receipt equal to the difference between the amount of cash received and your basis in your pro rata portion of the SynDECS for which such cash was received. Any gain or loss generally will be capital gain or loss, and if you have held the SynDECS for more than one year, such gain or loss generally will be long-term capital gain or loss (except with respect to any cash received in lieu of a fractional interest in Reported Securities or ADSs). It is possible, however, that the IRS could take the position that you should allocate your basis upon receipt of any cash first to the cash received, rather than on a pro rata basis as described above, in which case you would not recognize any loss with respect to such receipt of cash.

     Upon the sale or other taxable disposition of a SynDECS, under the characterization above, you generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and your tax basis in the SynDECS at that time. Such gain or loss generally will be long-term capital gain or loss if you held the SynDECS for more than one year at the time of disposition.

  POSSIBLE ALTERNATIVE TREATMENT

     Due to the absence of authority as to the proper characterization of the SynDECS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the federal income tax consequences of owning SynDECS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations"). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code of 1986, as amended (the "Code"), to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a "comparable yield" for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a "comparable yield," be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the projected payments on a contingent debt instrument in any taxable year, the owner of that instrument will recognize ordinary interest income for that taxable year in excess of the cash the owner receives and such excess would increase the U.S. Holder's tax basis in the debt instrument. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent that the holder's original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

     Citigroup Global Markets Holdings believes that the Contingent Payment Regulations should not apply to the SynDECS because those Regulations apply only to debt instruments that provide for contingent payments. The SynDECS generally are payable by the delivery of ADSs (unless Citigroup Global Markets Holdings exercises its right to deliver cash in lieu of ADSs) and provide economic returns that are indexed to the performance of ADSs, and offer no assurance that a holder's investment will be returned to the holder at maturity. Accordingly, Citigroup Global Markets Holdings believes that the SynDECS are properly characterized for tax purposes, not as debt instruments, but as a forward purchase contract in respect of which holders have deposited a fixed amount of cash with Citigroup Global Markets

Holdings, on which interest is payable at a stated rate, as adjusted. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations apply to the SynDECS, then, among other matters, (i) gain realized by a holder on the sale or other taxable disposition of a SynDECS (including as a result of cash payments made on any settlement date, if any) generally would be characterized as ordinary income, rather than as short- or long-term capital gain (depending on whether the SynDECS has been held for more than one year), and (ii) a U.S. Holder would recognize ordinary income, or ordinary or capital loss (as the case may be, under the rules summarized above) on the receipt of ADSs, rather than capital gain or loss on the ultimate sale of such ADSs.

     Some or all of the net long-term capital gain arising from certain "constructive ownership" transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any such ordinary income. These rules have no immediate application to forward contracts in respect of the stock of most corporations, including the SynDECS, assuming that News Corporation is not, and will not become at any time during the term of the SynDECS, a PFIC, foreign personal holding company or foreign investment company for U.S. federal income tax purposes. The rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of "constructive ownership" transactions to include forward contracts in respect of the stock of all corporations. The rules separately also direct the Treasury to promulgate regulations excluding a forward contract that does not convey "substantially all" of the economic return on an underlying asset from the scope of "constructive ownership" transactions. This category may include the SynDECS. It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

     It is possible that the IRS could seek to characterize the SynDECS in a manner that results in tax consequences to you different from those described above. Under alternative characterizations of the SynDECS, it is possible, for example, that a SynDECS could be treated as including a debt instrument and a forward contract or two or more options. Under these alternative characterizations, the timing and character of income from the SynDECS could differ substantially.

NON-U.S. HOLDERS

     A "non-U.S. Holder" is a holder of the SynDECS that is a non-resident alien individual or foreign corporation. If you are a non-U.S. Holder of the SynDECS, Citigroup Global Markets Holdings will not withhold U.S. income tax in respect of any cash distributions made to you with respect to the SynDECS for so long as the ADSs continue to be traded on the New York Stock Exchange or otherwise actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code and provided that you comply with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the SynDECS by a non-U.S. Holder, including as a result of the delivery of cash at our election pursuant to the SynDECS, generally will not be subject to United States taxation unless:
(1) such gain is effectively connected with a U.S. trade or business of yours or
(2) if you are an individual, you are present in the United States for 183 days or more in the taxable year of the sale or other disposition.

     Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the SynDECS should see the discussion relating to U.S. Holders of the SynDECS, above.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     You may be subject to information reporting and to backup withholding with respect to certain amounts paid to you unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld from a payment to you under the backup withholding rules are allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                  UNDERWRITING

     The terms and conditions set forth in the terms agreement dated the date hereof, which incorporates by reference the underwriting agreement basic provisions dated December 1, 1997, govern the sale and purchase of the SynDECS. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Citigroup Global Markets Inc., as underwriter, has agreed to purchase from Citigroup Global Markets Holdings, and Citigroup Global Markets Holdings has agreed to sell to Citigroup Global Markets Inc., $742,600,000 principal amount of SynDECS (19,750,000 SynDECS).

     The underwriting agreement provides that the obligation of Citigroup Global Markets Inc. to purchase the SynDECS included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Citigroup Global Markets Inc. is obligated to purchase all of the SynDECS if it purchases any of the SynDECS.

     Citigroup Global Markets Inc. proposes to offer some of the SynDECS directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the SynDECS to dealers at the public offering price less a concession not to exceed $0.6810 per SynDECS. Citigroup Global Markets Inc. may allow, and these dealers may reallow, a concession not to exceed $0.1000 per SynDECS on sales to certain other dealers. After the initial offering of the SynDECS to the public, Citigroup Global Markets Inc. may change the public offering price and concessions.

     Citigroup Global Markets Holdings has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the SynDECS, it will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Citigroup Global Markets Holdings, in each case that are substantially similar to the SynDECS or any security convertible into or exchangeable for the SynDECS or substantially similar securities. Notwithstanding the foregoing, we and our affiliates may enter into hedging transactions relating to the SynDECS. Citigroup Global Markets Inc. may release any of the securities subject to this lock-up at any time without notice.

     We have granted to Citigroup Global Markets Inc. an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 2,962,500 SynDECS from us, at the same price per SynDECS as the initial SynDECS it purchased. Citigroup Global Markets Inc. may exercise such option only for the purpose of covering over-allotments, if any, in connection with the SynDECS offering.

     Prior to this offering, there has been no public market for the SynDECS. Consequently, the initial public offering price for the SynDECS was determined by negotiations among Citigroup Global Markets Holdings and Citigroup Global Markets Inc. There can be no assurance, however, that the prices at which the SynDECS will sell in the public market after this offering will not be lower than the price at which they are sold by Citigroup Global Markets Inc. or that an active trading market in the SynDECS will develop and continue after this offering.

     The SynDECS will not be listed on any exchange or automated quotation system.

     In connection with the offering, Citigroup Global Markets Inc., as the underwriter, may purchase and sell SynDECS and News Corporation ADSs and ordinary shares in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of SynDECS in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of SynDECS or News Corporation ADSs or ordinary shares made for the purpose of preventing a decline in the market price of the SynDECS or News Corporation ADSs or ordinary shares while the offering is in progress.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the SynDECS. They may also cause the price of the SynDECS to be higher than the price that otherwise would exist in the open market in the absence of these transactions. Citigroup Global Markets Inc. may conduct these transactions in the over-the-counter market or otherwise. If Citigroup Global Markets Inc. commences any of these transactions, it may discontinue them at any time.

     We estimate that our total expenses for this offering will be $100,000.

     Citigroup Global Markets Inc. is a subsidiary of Citigroup Global Markets Holdings. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Citigroup Global Markets Inc. may not confirm sales to any discretionary account without the prior specific written approval of a customer.

     This prospectus supplement, together with the accompanying prospectus, may also be used by Citigroup Global Markets Holdings' broker-dealer subsidiaries or affiliates in connection with offers and sales of the SynDECS in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries or affiliates may act as principal or agent in these transactions. None of these subsidiaries or affiliates is obligated to make a market in the SynDECS and any may discontinue any market making at any time without notice, at its sole discretion.

     This prospectus supplement and the accompanying prospectus in electronic format may be made available on the website maintained by the underwriter.

     We have agreed to indemnify Citigroup Global Markets Inc. against certain liabilities under the Securities Act of 1933, or to contribute to payments Citigroup Global Markets Inc. may be required to make because of any of those liabilities.

     We expect that delivery of the SynDECS will be made against payment therefor on or about January 28, 2004, which is the fifth business day after the date hereof. Under Rule 15c6-1 of the Securities Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the SynDECS on the date hereof or the next following business day will be required, by virtue of the fact that the SynDECS initially will not settle in T+3, to specify an alternative settlement cycle at the time of such trade to prevent a failed settlement and should consult their own advisor.

                              ERISA CONSIDERATIONS

     The following discussion may be relevant to employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), individual retirement accounts, Keogh plans and other similar plans subject to
Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), entities the underlying assets of which may be deemed "plan assets" under ERISA regulations, and governmental plans subject to any substantially similar federal, state or local laws (collectively, "Pension Type Accounts"). A fiduciary of a Pension Type Account should consider the fiduciary standards of applicable law in the context of the Pension Type Account's particular circumstances before authorizing an investment in the SynDECS. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the Pension Type Account and whether the investment is appropriate for such Pension Type Account in view of its overall investment policy and diversification of its portfolio.

     Certain provisions of applicable law prohibit Pension Type Accounts from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to such Pension Type Account. Any Pension Type Account proposing to acquire the SynDECS should consult with its legal counsel.

     We and our subsidiaries and affiliates provide services to many employee benefit plans. We and any of our direct or indirect subsidiaries and affiliates may each be considered a "party in interest" and/or a "disqualified person" to a large number of Pension Type Accounts. A purchase of the SynDECS by any such Pension Type Account could result in a prohibited transaction between such Pension Type Account and us.

     Accordingly, SynDECS may not be purchased, held or disposed of by a Pension Type Account unless one of the following Prohibited Transaction Class Exemptions ("PTCE") issued by the Department of

Labor (or similar exemption or exception) applies to such purchase, holding or disposition: PTCE 96-23 for transactions determined by in-house asset managers; PTCE 95-60 for transactions involving insurance company general accounts; PTCE 91-38 for transactions involving bank collective investment funds; PTCE 90-1 for transactions involving insurance company pooled separate accounts; or PTCE 84-14 for transactions determined by independent qualified professional asset managers.

     Any purchaser or transferee of the SynDECS or any interest therein will be deemed to have represented and warranted to Citigroup Global Markets Holdings on each day from and including the date of its purchase of such securities through and including the date of disposition of such securities that either (i) it is not a Pension Type Account and is not purchasing such securities or interest therein on behalf of, or with "plan assets" of, any such Pension Type Account; or (ii) its purchase, holding and disposition of such securities or any interest therein is not and will not be prohibited under Section 406 of ERISA or Section 4975 of the Code (or any substantially similar federal, state or local law) by reason of the satisfaction of one or more of the following exemptions (or similar exemption or exception): PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

     Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of the SynDECS with plan assets consult with its counsel regarding the consequences under ERISA, the Code or other similar law of the acquisition and ownership of the SynDECS and the availability of exemptive relief under the class exemptions listed above.

                                 LEGAL MATTERS

     The validity of the SynDECS and certain matters relating thereto will be passed upon for Citigroup Global Markets Holdings by Richard Ketchum, Esq. Mr. Ketchum, General Counsel of Citigroup Global Markets Holdings, beneficially owns or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than 1% of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriter by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Cleary, Gottlieb, Steen & Hamilton has also acted as special tax counsel to Citigroup Global Markets Holdings in connection with the SynDECS. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Citigroup Global Markets Holdings and certain of its affiliates and may do so in the future.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by Citigroup Global Markets Holdings with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-15286), are incorporated herein by reference: (i) our Annual Report on Form 10-K for the year ended December 31, 2002, (ii) our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and (iii) our Current Reports on Form 8-K filed on January 22, 2003, April 7, 2003, April 14, 2003, April 28, 2003, April 30, 2003, June 2, 2003, June 30,
2003, July 14, 2003, July 15, 2003, July 31, 2003, August 28, 2003, September
22, 2003, September 30, 2003, October 20, 2003, November 5, 2003, November 28,
2003 and January 20, 2004. You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the worldwide web on the internet at http://www.sec.gov.

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     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR
PROVIDED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                               ------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
Prospectus Supplement Summary.........   S-1
The Offering..........................   S-2
Risk Factors..........................   S-5
Ratio of Earnings to Fixed Charges....   S-7
Price Range of News Corporation
  ADSs................................   S-8
Description of the SynDECS............   S-9
Certain United States Federal Income
  Tax Considerations..................  S-25
Underwriting..........................  S-29
ERISA Considerations..................  S-30
Legal Matters.........................  S-31
Incorporation of Certain Documents By
  Reference...........................  S-31

                 PROSPECTUS

Prospectus Summary....................     1
Forward-Looking Statements............     6
Citigroup Global Markets Holdings
  Inc.................................     7
Use of Proceeds and Hedging...........     8
Ratio of Earnings to Fixed Charges....     9
European Monetary Union...............    10
Description of Debt Securities........    11
Description of Index Warrants.........    18
Book-Entry Procedures and
  Settlement..........................    21
Limitations on Issuances in Bearer
  Form................................    22
Plan of Distribution..................    23
ERISA Matters.........................    26
Legal Matters.........................    26
Experts...............................    26

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                                CITIGROUP GLOBAL
                             MARKETS HOLDINGS INC.

                             19,750,000 SYNDECS(SM)
                    (DEBT EXCHANGEABLE FOR COMMON STOCK(SM))

                                 VARIABLE RATE
                               EXCHANGEABLE NOTES
                               DUE APRIL 6, 2009
                           (SUBJECT TO EXCHANGE INTO
                         AMERICAN DEPOSITARY SHARES OF
                         THE NEWS CORPORATION LIMITED)
                                  ------------
                             PROSPECTUS SUPPLEMENT
                                JANUARY 21, 2004
                             (INCLUDING PROSPECTUS
                              DATED JUNE 30, 2003)

                                  ------------

                                [CITIGROUP LOGO]
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